UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2007
CATERPILLAR FINANCIAL SERVICES CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
0-13295 (Commission File Number)	37-1105865 (IRS Employer I.D. No.)
2120 West End Ave., Nashville, Tennessee (Address of principal executive offices)	37203-0001 (Zip Code)
Registrant's telephone number, including area code: (615) 341-1000

 Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2007, Caterpillar Financial Services Corporation entered into a Five-Year Credit Agreement ("Facility") among Caterpillar Financial Services Corporation, Caterpillar Inc. and Caterpillar Finance Corporation (“Borrowers”) and certain financial institutions named therein, including Citibank, N.A., ("Agent"), The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("Japan Local Currency Agent"), ABN AMRO Bank N.V., Bank of America, N.A., Barclays Bank PLC, J.P. Morgan Securities, Inc. and SOCIÉTÉ GÉNÉRALE ( “Arrangers”) and Citigroup Global Markets Inc. (“Sole Lead Arranger and Sole Bookrunner”).  The Facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The Facility provides for an unsecured borrowing with an aggregate commitment of $1.625 billion (“Aggregate Commitment”) that is comprised of commitments from 23 Banks, subject to customary conditions precedent and payment of certain facility fees.  The Facility matures on September 20, 2012.  Borrowings can be denominated in U.S. Dollars, Euros, Pounds Sterling.  Borrowings under the Facility bear interest at an adjusted LIBOR rate (or the applicable base rate for the currency), plus an applicable margin.  Also executed on the same date, was a Japan Local Currency Addendum (“Addendum”) to the Facility to enable Caterpillar Finance Corporation to borrow Japanese Yen for amounts up to the equivalent of US$75 million.  The Addendum is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Facility contains customary representations and warranties, covenants and events of default.  The Facility serves as a backstop to the Borrowers’ commercial paper programs and provides assurance that alternative sources of funds are available to repay such commercial paper at maturity, if needed.  Caterpillar Financial Services Corporation has never drawn against its credit facilities for this purpose.

Certain of the Banks, as well as certain of their respective affiliates, have performed, and may in the future perform, for Caterpillar Financial Services Corporation and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Facility is qualified in its entirety by the terms and provisions of the Five-Year Credit Agreement and the Addendum that are filed as an exhibit to this Current Report on Form 8-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits:
	99.1	Five-Year Credit Agreement

	99.2	Japan Local Currency Addendum

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR FINANCIAL SERVICES CORPORATION

September 26, 2007	By:	/s/ Michael G. Sposato
Michael G. Sposato
Secretary